                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_]Confidential, For Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                BLACKROCK, INC.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

[BLACKROCK LOGO]


    March 28, 2000

    Dear Stockholder:

    It is my pleasure to invite you to BlackRock, Inc.'s 2000 Annual Meeting of Stockholders.

    We will hold the meeting on Monday, May 1, 2000, beginning at 10:00 a.m., local time, at The New York Palace Hotel, 455 Madison Avenue, New York, New York.

    This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about BlackRock. Our 1999 Annual Report to Stockholders accompanies these enclosures.

    Your vote is important. Whether you plan to attend the meeting or not, please review the enclosed material and complete, sign, date and return the enclosed proxy card in the envelope provided so that the matters coming before the meeting can be acted upon. If you attend the meeting and prefer to vote in person, you may do so.

    We look forward to seeing you at the meeting.

    Sincerely,

    /s/ Laurence D. Fink
    Laurence D. Fink
    Chairman and Chief Executive Officer


    BlackRock, Inc.
    345 Park Avenue New York New York 10154

[BLACKROCK LOGO]

    March 28, 2000

                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

    To The Stockholders:

    We will hold the annual meeting of the stockholders of BlackRock, Inc. at The New York Palace Hotel, 455 Madison Avenue, New York, New York, on Monday, May 1, 2000, beginning at 10:00 a.m., local time. At our annual meeting, we will ask you to:

      (1) elect three Class I directors; and

      (2) consider any other business that is properly presented at the annual meeting.

    You may vote at the annual meeting if you were a BlackRock stockholder at the close of business on March 15, 2000.

    We have enclosed a proxy statement, form of proxy and self-addressed envelope. Please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

    By Order of the Board of Directors,

    /s/ Robert P. Connolly
    Robert P. Connolly
    Corporate Secretary

    BlackRock, Inc.
    345 Park Avenue New York New York 10154

[BLACKROCK LOGO]


March 28, 2000

                                PROXY STATEMENT

  The proxy materials are delivered in connection with the solicitation by the board of directors of BlackRock, Inc., a Delaware corporation, of proxies to be voted at BlackRock's 2000 Annual Meeting of Stockholders and at any adjournment or postponement.

  You are invited to attend our 2000 Annual Meeting of Stockholders on May 1, 2000, beginning at 10:00 a.m., local time. The Meeting will be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York.

   This Proxy Statement, form of proxy and voting instructions are being mailed starting March 28, 2000.

Stockholders Entitled to Vote

  Holders of record of BlackRock common stock at the close of business on March 15, 2000 are entitled to receive this notice and to vote their shares of common stock at the Annual Meeting. As of that date, 9,000,000 shares of BlackRock's class A common stock, par value $0.01 per share, and 54,864,382 shares of BlackRock's class B common stock, par value $0.01per share, were issued and outstanding. Holders of class A common stock are entitled to one vote per share. Holders of class B common stock are entitled to five votes per share. Holders of class A common stock and class B common stock vote together as a single class on the matters to be considered at the annual meeting, and their votes are counted and totaled together.

How To Vote

  Mark your proxy, date and sign it, and return it to ChaseMellon Shareholder Services, L.L.C. in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to BlackRock, Inc., c/o ChaseMellon Shareholder Services, P.O. Box 1633, Church Street Station, New York, New York 10277-1633.

Voting at the Annual Meeting

  In the event you mail your proxy and you attend the Annual Meeting, you may revoke your proxy and cast your vote personally at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

  All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors.

Voting On Other Matters

  If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Revocation of Proxies

  Proxies may be revoked at any time before they are exercised by:

  .  written notice to the Corporate Secretary of BlackRock;

  .  timely delivery of a valid, later-dated proxy; or

  .  voting by ballot at the Annual Meeting.

Required Vote

  The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

  A plurality of the votes cast is required for the election of directors. Abstentions and broker "non-votes" are not counted in the voting tally for purposes of the election of directors.

Cost of Proxy Solicitation

  We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, electronic transmission, and facsimile transmission on our behalf by directors, officers or employees of BlackRock or its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

List of Stockholders

  A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our offices at 345 Park Avenue, New York, New York, by contacting the Corporate Secretary of BlackRock.

Multiple Copies of Annual Report to Stockholders

  Our 1999 Annual Report to Stockholders accompanies this proxy statement. If more than one copy of the Annual Report is sent to your address, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the enclosed proxy card.

  At least one account must continue to receive the Annual Report. Mailing of dividends and proxy materials will not be affected by your election to discontinue future duplicate mailings of the Annual Report.

  If you own shares of common stock through a bank, broker or other nominee and receive more than one BlackRock Annual Report, contact the holder of record to eliminate duplicate mailings.

Confidentiality of Voting

  BlackRock keeps all the proxies, ballots and voting tabulations confidential as a matter of practice. BlackRock only lets its Inspector of Election, ChaseMellon Shareholder Services, examine these documents.

Voting Results

  Representatives of ChaseMellon Shareholder Services, our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in our Form 10-Q for the first quarter of 2000, which we will file with the Securities and Exchange Commission in May 2000.

Annual Report

  BlackRock will provide, without charge to each stockholder upon written request, a copy (without exhibits, unless otherwise requested) of BlackRock's Annual Report on Form 10-K for the year ended December 31, 1999, required to be filed with the Securities and Exchange Commission. Requests for copies should be addressed to Joseph Feliciani, Director of Accounting, BlackRock, Inc., 345 Park Avenue, New York, New York 10154. Requests may also be directed to (212) 409-3519 or via e-mail to jfelicia@blackrock.com. Copies may also be accessed electronically by means of the Securities and Exchange Commission's home page on the Internet at www.sec.gov.

                             PRINCIPAL STOCKHOLDER

  In October 1999, BlackRock sold 9,000,000 shares of class A common stock in an initial public offering. Prior to that, BlackRock was owned by The PNC Financial Services Group, Inc., formerly PNC Bank Corp. ("PNC"), and certain BlackRock employees. Four of our ten directors are directors and/or executive officers of PNC and PNC indirectly owns approximately 70.4% of our outstanding common stock, representing 79.3% of the combined voting power of all classes of voting stock of BlackRock. As long as PNC owns a majority of the voting power of our common stock, PNC will be able to elect our entire board of directors and generally to determine the outcome of all corporate actions requiring stockholder approval. For further information, see "Item 1: Election of Directors--Agreement on Certain Director Nominations" and "Certain Relationships and Related Transactions."

                                    ITEM 1

                             ELECTION OF DIRECTORS

  BlackRock's amended and restated certificate of incorporation provides that the board of directors will initially consist of six directors, which number of directors may be increased or decreased by the board of directors. The current number of authorized directors has been set at ten by the board of directors. The board of directors is classified into three classes, designated Class I, Class II and Class III, with terms initially expiring in 2000, 2001 and 2002, respectively. Thereafter, the term of office of the members of one class of directors expires each year in rotation so that the members of one class are elected at each annual meeting to serve for full three-year terms, or until their successors are elected and qualified. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors.

  The persons named in the enclosed proxy intend to vote the proxy for the election of each of the three nominees, unless you indicate on the proxy card that your vote should be withheld from any or all such nominees. Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

  We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board of directors chooses to reduce the number of directors serving on the board of directors.

  The terms of office for the three directors in Class I expire at this Annual Meeting. The board of directors has selected the nominees listed below for election as Class I directors. The board of directors recommends a vote for the election of these nominees as directors. If elected, each director will serve until the annual meeting of stockholders in 2003 or until he or she is succeeded by another qualified director who has been elected. The terms of office of all other directors expire at the annual meeting in 2001 or 2002, as the case may be. The following biographical information regarding the nominees for director and each continuing director is as of March 7, 2000.

Nominees For Class I Directors Whose Terms Will Expire In 2003

  Laurence D. Fink (age 47), Director, chairman and chief executive officer of BlackRock since its formation in 1998 and of BlackRock's predecessor entities since 1988. Mr. Fink is also the chairman of the management committee and co-chair of the investment strategy group. He is also chairman of the boards of BlackRock's closed-end funds, a director of BlackRock's offshore funds and alternative investment vehicles, and chairman of the board of Nomura BlackRock Asset Management Co., Ltd. Mr. Fink serves on the asset liability committee of PNC Bank, N.A., the principal bank subsidiary of PNC ("PNC Bank").

  Frank T. Nickell (age 52), Director since 1999, is president and chief executive officer of Kelso & Company, a firm that manages private equity investment partnerships and private equity investments. In addition, Mr. Nickell is a director of The Bear Stearns Companies Inc., Earle M. Jorgensen Company and Peebles, Inc.

  Thomas H. O'Brien (age 63), Director since 1999, is chairman and chief executive officer of PNC and PNC Bank, and a member of PNC's Office of the Chairman. Mr. O'Brien will retire as chief executive officer, but not as chairman, of PNC and PNC Bank on May 1, 2000. Mr. O'Brien is a Director of Bell Atlantic Corp., US Airways Group Inc., and Hilb, Rogal & Hamilton Co.

Continuing Directors Whose Terms Expire In 2001

  James E. Rohr (age 51), Director since 1998, is president, chief operating officer and a director of PNC and PNC Bank and a member of PNC's Office of the Chairman. He will become chief executive officer of PNC and PNC Bank on May 1, 2000. Mr. Rohr is also a director of PFPC Worldwide, Inc. ("PFPC Worldwide"), PNC's investment servicing company. Mr. Rohr is a director of Allegheny Technologies Incorporated, Equitable Resources, Inc. and Water Pik Technologies, Inc.

  Ralph L. Schlosstein (age 48), Director since 1999 and president of BlackRock since its formation in 1998 and of BlackRock's predecessor entities since 1988. Mr. Schlosstein is also a member of the management committee and the investment strategy group. Mr. Schlosstein is president and a director of BlackRock's closed-end funds and a director and officer of BlackRock's alternative investment vehicles.

  Lawrence M. Wagner (age 60), Director since 1999, is president, chief executive officer and a director of The Hillman Company, a corporation engaged in diversified investments and operations.

Continuing Directors Whose Terms Expire In 2002

  Murry S. Gerber (age 47), Director since 2000, is president, chief executive officer and a director of Equitable Resources, Inc., an integrated energy company. Mr. Gerber was the chief executive officer of Coral Energy, L.P. from 1996 through 1998. Mr. Gerber was the treasurer of Shell Oil Company from 1994 through 1996.

  Walter E. Gregg, Jr. (age 58), Director since 1998, is vice chairman and a director of PNC and a member of PNC's Office of the Chairman and a director of PNC Bank. He also is a director of PFPC Worldwide.

  James Grosfeld (age 63), Director since 1999, was formerly chairman of the board and chief executive officer of Pulte Corporation, a home builder and mortgage banking and financing company. In addition, Mr. Grosfeld is a director of Copart, Inc.

  Helen P. Pudlin (age 50), Director since 1998, is senior vice president and general counsel of PNC and PNC Bank.

Agreement on Certain Director Nominations

  BlackRock, PNC Asset Management, Inc., the indirect, wholly owned subsidiary of PNC that holds PNC's shares of class B common stock, and certain employees of BlackRock, or its affiliates, who hold shares of class B common stock, are parties to a stockholders agreement.

  Under the terms of the stockholders agreement (see "Certain Relationships and Related Transactions-- Stockholders Agreement"), for so long as PNC owns voting stock representing at least 25% of the voting power of the capital stock of BlackRock, subject to applicable law, (i) the employee stockholders agree to vote their shares for the election of the four director candidates nominated by PNC and (ii) PNC agrees to vote its shares of Class B common stock for the two director candidates nominated by the BlackRock management committee. From and after the time PNC owns voting stock representing less than 25% but more than 10% of the voting power of BlackRock, subject to applicable law, (x) the employee stockholders agree to vote their PNC shares for the election of two director candidates nominated by PNC and (y) PNC agrees to vote its shares of class B common stock for two director candidates nominated by the BlackRock management committee.

  PNC's designees on the board of directors are currently Thomas H. O'Brien, James E. Rohr, Walter E. Gregg, Jr. and Helen P. Pudlin. Laurence D. Fink and Ralph L. Schlosstein have been designated by the BlackRock management committee.

Other Executive Officers

  In addition to Messrs. Fink and Schlosstein, the following persons serve as BlackRock's executive officers:

  Robert S. Kapito (age 43), vice chairman of BlackRock since its formation in 1998 and of BlackRock's predecessor entities since 1988. Mr. Kapito is also head of the portfolio management group, co-head of the equity operating committee, a member of the investment strategy group and a member of the management committee. Mr. Kapito serves as a vice president of BlackRock's closed-end funds and of the Smith Barney Adjustable Rate Government Income Fund.

  Paul L. Audet (age 46), managing director and chief financial officer of BlackRock since 1998 and a member of the management committee and co-head of the infrastructure operating committee. Prior to joining BlackRock in 1998, Mr. Audet was a senior vice president at PNC, responsible for mergers and acquisitions and for finance at PNC Asset Management Group, Inc.

  Robert P. Connolly (age 46), managing director and general counsel of BlackRock since 1998 and a member of the management committee. Mr. Connolly is responsible for all legal affairs of BlackRock. Prior to joining

PNC Asset Management Group, Inc. in 1997, Mr. Connolly was managing director and general counsel of New England Funds, L.P.

Board and Committees

  The board of directors has four standing committees: an Audit Committee; a Compensation Committee; an Executive Committee; and a Nominating Committee.

  The Audit Committee is responsible for recommending the annual appointment of BlackRock's auditors, with whom the Audit Committee will review the scope of the audit and non-audit assignments and related fees, accounting principles used by BlackRock in financial reporting, internal auditing procedures and the adequacy of BlackRock's risk management, compliance and internal control procedures. In discharging its responsibilities, the Audit Committee is entitled to rely upon the reports, findings, and representations of BlackRock's auditors, legal counsel, and responsible officers. The Audit Committee is presently composed of Messrs. Wagner (Chairman), Gerber and Grosfeld. Messrs. Schlosstein and Rohr are non-voting observers of the Audit Committee.

  The Compensation Committee is responsible for administering BlackRock's stock award and incentive plans and establishing the compensation for BlackRock's executive officers. The Compensation Committee is presently composed of Messrs. Nickell (Chairman), Fink, Gregg, Grosfeld and Wagner.

  The Executive Committee has all the powers of the board of directors, except as prohibited by applicable law or BlackRock's Bylaws and except to the extent another committee has been accorded authority over the matter, and can exercise such powers between meetings of the board of directors. The Executive Committee is presently composed of Messrs. Fink (Chairman), Gregg, Nickell, O'Brien and Wagner.

  The Nominating Committee is responsible for reviewing the qualifications of potential candidates for the board of directors, reporting its findings to the board of directors and proposing nominations for board memberships for approval by the board of directors and submission to the stockholders of BlackRock for election. In performing the nominating function, the Nominating Committee may consider director nominees recommended by stockholders. Such recommendations must be submitted in writing no later than November 28, 2000 to the Corporate Secretary, BlackRock, Inc., 345 Park Avenue, New York, New York 10154, and include the name, age, business address, residence, principal occupation or employment and the class and number of shares of common stock held by the nominee that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for election of directors. For information on the requirements governing stockholder nominations for the election of directors to be made at an annual meeting of stockholders, please see the section captioned "Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders." The Nominating Committee is presently composed of Messrs. O'Brien (Chairman), Fink, Grosfeld and Rohr.

  The board of directors met three times during 1999. During 1999, the board of directors' committees did not hold any meetings. In 1999, each director then serving attended at least 75% of the meetings of the board of directors.

Compensation of Directors

  Directors who are also employees of BlackRock or PNC receive no compensation for serving as directors or committee members. Directors who are not employees of BlackRock or PNC (the "Independent Directors") receive total compensation of $50,000 per year, and may elect to receive class A common stock valued at fair market value in lieu of all or a portion of this compensation, pursuant to BlackRock's Nonemployee Directors Stock Compensation Plan.

                      OWNERSHIP OF BLACKROCK COMMON STOCK

  The following table sets forth certain information with respect to the beneficial ownership of BlackRock's common stock as of March 17, 2000 by:

  . Each person who is known by BlackRock to own beneficially more than 5% of any class of outstanding shares of BlackRock common stock;

  .  Each of BlackRock's directors;

  .  Each of the executive officers named in the Summary Compensation Table;
     and

  .  All of the BlackRock executive officers and directors as a group.

  Except as otherwise noted, the beneficial owners named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

  As of March 17, 2000, there were 9,000,000 shares of BlackRock's class A common stock issued and outstanding and 54,864,382 shares of BlackRock's class B common stock issued and outstanding.

                                          Amount of    Percent of   Percent of
                                          beneficial    class A      class B
                                         ownership of common stock common stock
                                         common stock outstanding  outstanding
                                         ------------ ------------ ------------
PNC Asset Management, Inc..............   44,935,000      0.00%       81.90%
 One PNC Plaza
 249 Fifth Avenue
 Pittsburgh, PA 15222

Alliance Capital Management L.P. (1)...      515,100      5.72%        0.00%
 1345 Avenue of the Americas
 New York, NY 10105

Baron Capital Group, Inc. (2)..........      528,000      5.87%        0.00%
 767 Fifth Avenue
 New York, NY 10153

Boston Partners Asset Management, L.P.       907,100     10.08%        0.00%
 (3)...................................
 28 State Street,
 20th Floor
 Boston, MA 02109

General Electric Company (4)...........      918,675     10.21%        0.00%
 3135 Easton Turnpike
 Fairfield, CT 06431

John Hancock Advisors, Inc. (5)........      450,000      5.00%        0.00%
 101 Huntington Avenue
 Boston, MA 02199

Turner Investment Partners, Inc. (6)...      501,080      5.57%        0.00%
 1235 Westlakes Drive, Ste. 350
 Berwyn, PA 19312

Laurence D. Fink (7)...................    1,897,189      0.33%        3.40%

Murry S. Gerber........................          --       0.00%        0.00%

Walter E. Gregg, Jr....................       10,000      0.11%        0.00%

James Grosfeld (7).....................       50,600      0.56%        0.00%

Frank T. Nickell.......................       65,000      0.72%        0.00%

Thomas H. O'Brien......................       10,000      0.11%        0.00%

Helen P. Pudlin........................       10,000      0.11%        0.00%

James E. Rohr..........................       10,000      0.11%        0.00%

Ralph L. Schlosstein (7)...............    1,188,899      0.22%        2.13%

Lawrence M. Wagner (7).................        2,000      0.02%        0.00%

Paul L. Audet..........................      170,000      0.06%        0.30%

Robert P. Connolly.....................       56,931      0.00%        0.10%

Robert S. Kapito (7)...................    1,097,978      0.06%        1.99%

All directors and executive officers as
 a group (13 persons)..................    4,568,597      2.42%        7.93%

--------
(1) This information is obtained from a Schedule 13G filed on February 14, 2000 by AXA Assurances I.A.R.D. Mutuelle ("AXA I.A.R.D."), AXA Assurances Vie Mutuelle ("AXA Vie"), AXA Conseil Vie Assurance Mutuelle ("AXA Conseil"), AXA Courtage Assurance Mutuelle ("AXA Courtage"), AXA ("AXA") and AXA Financial, Inc. ("AXA Financial"). Alliance Capital Management L.P. ("Alliance") is a subsidiary of AXA Financial. AXA Financial is controlled by AXA and AXA is controlled by AXA I.A.R.D., AXA Vie, AXA Conseil and AXA Courtage. Alliance claims beneficial ownership of 515,100 shares of class A common stock. Each of AXA Financial, AXA, AXA I.A.R.D., AXA Vie, AXA Conseil and AXA Courtage disclaim beneficial ownership of these securities. The principal business office of AXA Conseil is 100-101 Terrasse Boieldieu, 92042 Paris La Defense France. The principal business office of AXA I.A.R.D. and AXA Vie is 21, rue de Chateaudun, 75009 Paris France. The principal business office of AXA Courtage is 26, rue Louis le Grand, 75002 Paris France. The principal business office of AXA is 9 Place Vendome, 75001 Paris France. The principal business office of AXA Financial is 1290 Avenue of the America, New York, NY 10104.
(2) This information is obtained from a Schedule 13G filed on February 11, 2000 by Baron Capital Group, Inc. ("BCG"), Baron Capital Management, Inc. ("BCM"), Baron Growth Fund ("BGF"), BAMCO, Inc. ("BAMCO") and Ronald Baron. By virtue of an investment advisory agreement with its client, BAMCO beneficially owns 500,000 shares of class A common stock. By virtue of an investment advisory agreement with its client, BCM beneficially owns 28,000 shares of class A common stock. BAMCO and BCM are subsidiaries of BCG. BGF is an investment advisory client of BAMCO. The total of these 528,000 shares of class A common stock are beneficially owned by Ronald Baron, who has a controlling interest in BCG. BCG and Ronald Baron disclaim beneficial ownership of the shares of class A common stock held by their controlled entities to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of the shares of class A common stock held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. The principal business office of BCM, BGF, BAMCO and Ronald Baron is 767 Fifth Avenue, New York, NY 10153.
(3) This information is obtained from a Schedule 13G/A filed on March 9, 2000 by Boston Partners Asset Management, L.P. ("BPAM"), Boston Partners, Inc. ("Boston Partners") and Desmond John Heathwood. BPAM beneficially owns 907,100 shares of class A common stock. As sole general partner of BPAM, Boston Partners may be deemed to own such shares owned by BPAM. As principal stockholder of Boston Partners, Mr. Heathwood may be deemed to own the shares that may be deemed to be owned by Boston Partners. The principal business office of Boston Partners and Mr. Heathwood is 28 State Street, 20th Floor, Boston, MA 02109.
(4) This information is obtained from a Schedule 13G filed on February 14, 2000 on behalf of General Electric Company ("GE"), General Electric Investment Corporation, a wholly-owned subsidiary of GE ("GEIC"), GE Asset Management Incorporated, a wholly-owned subsidiary of GE ("GEAM") and the Trustees of General Electric Pension Trust ("GEPT"). GEIC acts as the investment manager of GEPT, and may be deemed to be the owner of 851,911 shares of class A common stock owned by GEPT. GEAM acts as an investment advisor to certain entities and accounts, and may be deemed to be the beneficial owner of 66,764 shares of class A common stock owned by such entities or accounts. GE disclaims beneficial ownership of these securities. The principal business office of GEPT, GEIC and GEAM is 3003 Summer Street, Stamford, CT 06904.
(5) This information is obtained from a Schedule 13G filed on January 26, 2000 by John Hancock Advisors, Inc. ("JHA"), The Berkeley Financial Group, Inc. ("TBFG"), John Hancock Subsidiaries, Inc. ("JHSI") and John Hancock Mutual Life Insurance Company ("JHMLIC"). These securities are held by the Financial Industries Fund ("FIF"), an open-end diversified management company advised by JHA. JHA has beneficial ownership of the securities pursuant to an advisory agreement with FIF. JHA is a wholly-owned subsidiary of TBFG. TBFG is a direct, wholly-owned subsidiary of JHSI. JHSI is a direct, wholly-owned subsidiary of JHMLIC. Through their parent-subsidiary relationship, each of TBFG, JHSI and JHMLIC have indirect, beneficial ownership of these same shares. The principal business office of JHMLIC and JHSI is located at John Hancock Place, P.O. Box 111, Boston, MA 02117 and the principal business office of TBFG is located at 101 Huntington Avenue, Boston, MA 02199.
(6) This information is obtained from a Schedule 13G filed on March 17, 2000.
(7) Includes shares of BlackRock common stock held jointly and/or indirectly.

                         OWNERSHIP OF PNC COMMON STOCK

  The following table sets forth certain information with respect to the beneficial ownership of PNC's common stock as of January 14, 2000 by:

  .  Each of BlackRock's directors;

  .  Each of the executive officers named in the Summary Compensation Table;
     and

  .  All of the BlackRock executive officers and directors as a group.

  Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of PNC common stock shown.


  For purposes of the following security ownership table, beneficial ownership includes any shares of PNC common stock as to which the individual has sole or shared voting power or investment power and also any shares of PNC common stock which the individual has the right to acquire within 60 days of January 14, 2000 through the exercise of any option, warrant or right.

                                      Amount of beneficial
                                        ownership of PNC
                                         common stock*
                                      --------------------
        Laurence D. Fink.............         78,888(1)(2)

        Murry S. Gerber..............            --

        Walter E. Gregg, Jr..........        213,840(1)(2)(4)

        James Grosfeld...............            --

        Frank T. Nickell.............            --

        Thomas H. O'Brien............      1,056,519(1)(2)(3)(4)(5)

        Helen P. Pudlin..............         61,862(2)(3)(4)(5)

        James E. Rohr................        517,641(1)(2)(3)(4)

        Ralph L. Schlosstein.........         32,251(1)(2)

        Lawrence M. Wagner...........          1,000(3)(5)

        Paul L. Audet................         41,200(2)(4)

        Robert P. Connolly...........          7,724(1)(2)

        Robert S. Kapito.............         20,871(1)(2)

        All directors and executive
         Officers as a group (13
         persons)....................      2,031,796

--------
* As of January 14, 2000, there were 292,757,835 shares of PNC's common stock issued and outstanding. The number of shares of PNC common stock held by each individual is less than 1% of the outstanding shares of PNC common stock; the total number of shares of PNC common stock held by the group is also less than 1% of the class. These percentages were calculated by adding shares subject to employee stock options to the foregoing number, if the options were either exercisable as of January 14, 2000 or exercisable within 60 days of that date.
(1) Includes shares of PNC common stock held in PNC's Incentive Savings Plan, a qualified employee benefit defined contribution plan.
(2) Includes shares of PNC common stock subject to employee stock options held by the directors and executive officers and either exercisable as of January 14, 2000, or exercisable within 60 days of that date. The shares subject to such options are as follows, for Messrs. Fink (75,000 shares), Schlosstein (25,000 shares), Kapito (19,400 shares), O'Brien (499,118 shares), Rohr (368,280 shares), Gregg (173,017 shares), Audet (27,700 shares), Connolly (7,400 shares) and Ms. Pudlin (39,133 shares).
(3) Includes shares of PNC common stock held indirectly as trustee or custodian, as to which the individual disclaims beneficial ownership.
(4) Includes shares of restricted PNC common stock held by each of Messrs. O'Brien (81,000 shares), Rohr (41,625 shares), Gregg (30,375 shares), Audet (13,500 shares) and Ms. Pudlin (8,438 shares).
(5) Includes shares of PNC common stock held by spouse or by children, as to which the individual disclaims beneficial ownership.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings of and transactions in BlackRock shares with the SEC and the New York Stock Exchange. To BlackRock's knowledge, based solely on copies of such reports and representations from these reporting persons, we believe that in 1999 our directors and executive officers met all applicable SEC filing requirements.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

  The following summary compensation table sets forth information concerning compensation earned in 1998 and 1999 by BlackRock's chief executive officer and the next four highest compensated executive officers.

                          Summary Compensation Table

                                                                         Long Term
                                      Annual Compensation               Compensation
                               --------------------------------------   ------------
                                                                         Securities
                                                         Other Annual    Underlying   All Other
        Name and                                         Compensation   Options/SARs Compensation
   Principal Position     Year Salary ($)   Bonus ($)        ($)            (#)          ($)
   ------------------     ---- ----------   ---------    ------------   ------------ ------------
Laurence D. Fink........  1999  500,000     5,641,045          --          37,500(1)  5,643,117(3)(4)
 Chairman and Chief       1998  300,000     5,641,855      263,217(15)     35,000(2)     18,000(9)
 Executive Officer

Ralph L. Schlosstein....  1999  400,000     3,345,595          --          30,000(1)  3,414,039(3)(4)
 President                1998  225,000     3,435,163      164,776(15)     25,000(2)     13,500(10)

Robert S. Kapito........  1999  350,000     6,230,474          --          22,500(1)  1,699,150(3)(4)
 Vice Chairman            1998  150,000     4,586,736      154,068(15)     10,000(2)      9,000(11)

Paul L. Audet...........  1999  260,000       490,000       82,470(15)     22,500(1)     17,934(5)
 Chief Financial Officer  1998  257,692(6)    300,000(8)     1,260(12)     15,000(2)     43,285(13)

Robert P. Connolly......  1999  250,000       400,000          --          17,500(1)      9,600(4)
 General Counsel          1998  250,000(7)    210,000       12,334(15)      7,400(2)     28,004(14)

--------
 (1) Includes a grant on September 30, 1999 of 12,500 options to purchase BlackRock class A common stock at an exercise price of $14 per share which become exercisable ratably over a three-year period beginning on October 1, 2000. Also includes a grant on February 17, 1999 of options to purchase 25,000, 17,500, 10,000, 10,000 and 5,000 shares of PNC common stock by each of Messrs. Fink, Schlosstein, Kapito, Audet and Connolly, respectively, at an exercise price of $50.46875 which become exercisable ratably over a three-year period beginning on February 17, 2000.
 (2) Represents options to purchase PNC common stock. The options granted to Messrs. Fink, Schlosstein and Kapito have a grant date of May 28, 1998, became exercisable on May 28, 1999 and have an exercise price of $57.8125. The options granted to Messrs. Audet and Connolly have a grant date of February 19, 1998, became exercisable on February 19, 1999 and have an exercise price of $54.7188.
 (3) Represents payout of incentive compensation in connection with the liquidation of BlackRock Asset Investors.
 (4) Includes $9,600 matching contribution to PNC Incentive Savings Plan.
 (5) Represents $10,000 in relocation and $7,934 insurance premium paid by PNC.
 (6) $40,000 as BlackRock Executive.
 (7) $182,692 as BlackRock Executive.
 (8) $200,000 as BlackRock Executive.

 (9) Includes $9,600 matching contribution to PNC Incentive Savings Plan and $8,400 contributions to the non-qualified plan.
(10) Includes $9,600 matching contribution to PNC Incentive Savings Plan and $3,900 contributions to the non-qualified plan.
(11) Represents $9,000 matching contribution to PNC Incentive Savings Plan.
(12) Represents reimbursement of $1,260 from PNC for certain tax liabilities (club membership).
(13) Includes $6,913 insurance premium paid by PNC and $36,372 for relocation.
(14) Includes $5,192 matching contribution to PNC Incentive Savings Plan and $22,812 for relocation.
(15) Includes value of discount to fair market value of purchased stock by each of Messrs. Audet ($82,470), Fink ($263,217), Schlosstein ($164,776),
     Kapito ($154,068) and Connolly ($12,334).

BlackRock Stock Options

  The following table sets forth information concerning the grant of BlackRock stock options to each of BlackRock's chief executive officer and the other executive officers named in the Summary Compensation Table during 1999.

                  BlackRock Option Grants in Last Fiscal Year

                                        Individual Grants
                         -----------------------------------------------
                                      % of Total
                          Number of    Options
                         Securities   Granted to
                         Underlying   BlackRock   Exercise or             Grant Date
                           Options   Employees in Base Price  Expiration    Present
Name                     Granted (1) Fiscal Year    ($/SH)       Date    Value ($) (2)
----                     ----------- ------------ ----------- ---------- -------------
Laurence D. Fink........   12,500        1.18%       14.00     9/30/09      81,375
Ralph L. Schlosstein....   12,500        1.18%       14.00     9/30/09      81,375
Robert S. Kapito........   12,500        1.18%       14.00     9/30/09      81,375
Paul L. Audet...........   12,500        1.18%       14.00     9/30/09      81,375
Robert P. Connolly......   12,500        1.18%       14.00     9/30/09      81,375

--------
(1) The options granted to Messrs. Fink, Schlosstein, Kapito, Audet and Connolly have a grant date of September 30, 1999, and become exercisable ratably over a three-year period beginning on October 1, 2000.
(2) The chart below shows the assumptions used to determine the grant date present value per option. BlackRock in no way intends to provide any predictions or assurances with respect to option or common stock values, as some of the underlying assumptions are highly subjective.

                                             Annualized
                Market Exercise            Risk Free Rate  Estimated                   Dollar Value
   Grant Date   Price   Price   Volatility   of Return    Useful Life Dividend Yield @  of Option
   ----------   ------ -------- ---------- -------------- ----------- ---------------- ------------
    9/30/99     $14.00  $14.00     .275         7.08%       7 Years         0%            $6.51

PNC Stock Options

  The following table sets forth information concerning the grant of PNC stock options to each of BlackRock's chief executive officer and the other executive officers named in the Summary Compensation Table during 1999.

                     PNC Option Grants in Last Fiscal Year

                                         Individual Grants
                         --------------------------------------------------
                          Number of    % of Total
                         Securities  Options Granted
                         Underlying      to PNC      Exercise or             Grant Date
                           Options    Employees in   Base Price  Expiration   Present
Name                     Granted (1)   Fiscal Year     ($/SH)       Date    Value ($)(2)
----                     ----------- --------------- ----------- ---------- ------------
Laurence D. Fink........   25,000         0.70%       50.468750   2/17/09     252,162
Ralph L. Schlosstein....   17,500         0.49%       50.468750   2/17/09     176,514
Robert S. Kapito........   10,000         0.28%       50.468750   2/17/09     100,865
Paul L. Audet...........   10,000         0.28%       50.468750   2/17/09     100,865
Robert P. Connolly......    5,000         0.14%       50.468750   2/17/09      50,432

--------
(1) The options granted to Messrs. Fink, Schlosstein, Kapito, Audet and Connolly have a grant date of February 17, 1999, and become exercisable ratably over a three-year period beginning on February 17, 2000.
(2) The chart below shows the assumptions used to determine the grant date present value per option. PNC in no way intends to provide any predictions or assurances with respect to option or common stock values, as some of the underlying assumptions are highly subjective.

                                             Annualized
                Market Exercise            Risk Free Rate  Estimated                   Dollar Value
   Grant Date   Price   Price   Volatility   of Return    Useful Life Dividend Yield @  of Option
   ----------   ------ -------- ---------- -------------- ----------- ---------------- ------------
    2/17/99     $50.47  $50.47    0.225        5.12%        6 Years        3.60%          $10.09

Exercise of BlackRock Options

  The following table sets forth information concerning the exercise of BlackRock stock options during 1999 by each of BlackRock's chief executive officer and the other executive officers named in the Summary Compensation Table and the fiscal year-end value of unexercised options.

 Aggregated BlackRock Option Exercises in Last Fiscal Year and Fiscal Year-End
                                Options Values

                                                Number of Securities
                                                     Underlying
                           Shares                    Unexercised          Value of Unexercised
                         Acquired on  Value       BlackRock Options      In-the-Money BlackRock
                          Exercise   Realized         At FY-End             Options at FY-End
                         ----------- -------- ------------------------- -------------------------
Name                                          Exercisable Unexercisable Exercisable Unexercisable
----                                          ----------- ------------- ----------- -------------
Laurence D. Fink........       0       $--          0        12,500        $--         $39,850
Ralph L. Schlosstein....       0        --          0        12,500         --          39,850
Robert S. Kapito........       0        --          0        12,500         --          39,850
Paul L. Audet...........       0        --          0        12,500         --          39,850
Robert P. Connolly......       0        --          0        12,500         --          39,850

Exercise of PNC Options

  The following table sets forth information concerning the exercise of PNC stock options during 1999 by each of BlackRock's chief executive officer and the other executive officers named in the Summary Compensation Table and the fiscal year-end value of unexercised options.

    Aggregated PNC Option Exercises in Last Fiscal Year and Fiscal Year-End
                                Options Values

                                                Number of Securities
                           Shares                    Underlying           Value of Unexercised
                         Acquired on  Value    Unexercised PNC Options  In-the-Money PNC Options
                          Exercise   Realized         At FY-End                 at FY-End
                         ----------- -------- ------------------------- -------------------------
Name                                          Exercisable Unexercisable Exercisable Unexercisable
----                                          ----------- ------------- ----------- -------------
Laurence D. Fink........       0       $--      75,000       25,000      $582,502       $--
Ralph L. Schlosstein....       0        --      25,000       17,500           --         --
Robert S. Kapito........       0        --      19,400       10,000         9,107        --
Paul L. Audet...........       0        --      27,700       10,000        12,304        --
Robert P. Connolly......       0        --       7,400        5,000           --         --

PNC Defined Benefit or Actuarial Plan

  Mr. Audet and Mr. Connolly are the only BlackRock executive officers who participate in PNC's pension plan. Mr. Audet and Mr. Connolly would receive estimated total annual benefits (including those payable by supplemental non-qualified pension plans) upon retirement at age 65 equal to $469,849 and $101,598, respectively. The benefits have been projected assuming that (a) Mr. Audet's and Mr. Connolly's salaries remain constant and (b) the 30-year U.S. Treasury Bond rate until retirement is 7.0%.

Compensation Report
  The following is the compensation report to stockholders on BlackRock's executive compensation policies with respect to compensation reported for fiscal year 1999. Since the members who comprise the Compensation Committee were not elected until December 1999, this report is issued by the board of directors of BlackRock who were members of the board of directors of BlackRock at the time that executive compensation for 1999 was determined. The Proxy Statement for the 2001 Annual Meeting of Stockholders will contain a Compensation Report issued by the Compensation Committee. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of BlackRock's filings made under the Securities Exchange Act of 1934 or under the Securities Act of 1933.

Report on Executive Compensation for Fiscal Year 1999

  Key compensation-related responsibilities of the board of directors, with respect to executive compensation for 1999, and for the Compensation Committee in the future are as follows:

  . Review BlackRock's executive compensation program and determine whether it remains effective to attract, motivate, and retain executive officers capable of making significant contributions to the long-term success of the Company, consistent with stockholder interests;

  . Review and adopt, or recommend to the board of directors, as appropriate, the adoption of new, or the amendment of existing, executive compensation plans;

  . Perform such duties and responsibilities as may be assigned under the terms of any executive compensation plan;

  . Consult with the Chief Executive Officer regarding, and approve in its discretion, actions involving the base salaries, incentive awards and grants, and long-term awards with respect to the executive officers;

  . Review perquisites and other personal benefits provided to BlackRock's executive officers; and

  . Review and prepare reports and other material related to executive compensation disclosure.

  The board of directors, with respect to executive compensation for 1999, and the Compensation Committee in the future, will function as follows:

  . Utilize comparative compensation data for the financial services industry and key management positions obtained from a nationally-recognized compensation consulting firm. This compensation data covers a peer group of selected investment management industry companies which compete in markets served by BlackRock.

  . Review and align BlackRock's financial performance with the compensation paid to its executive officers.

  .  Obtain assistance from:

    .  A nationally recognized independent compensation consultant; and

    .  BlackRock's internal support staff.

  BlackRock's executive compensation program is designed to:

  . Attract, motivate and retain executive officers capable of making significant contributions to BlackRock's long-term success, consistent with stockholder interests;

  . Place a significant proportion of an executive officer's total compensation at risk by tying it to BlackRock's financial and common stock price performance; and

  .  Align the interests of executive officers with those of stockholders.

  The three primary components of BlackRock's executive compensation program are base salary, annual incentive awards and long-term incentive awards.

  Base salary

  . BlackRock's philosophy is to compensate its executives with a higher proportion of variable compensation in relation to base salary than is typical in the investment management industry.

  Annual incentive awards

  . Annual incentive awards are made under BlackRock's 1999 Annual Incentive Performance Plan (the "Annual Incentive Performance Plan"). Cash payments are made under the Annual Incentive Performance Plan based on the achievement by participants of certain performance goals. Performance goals may include a threshold level of performance below which no payment shall be made and levels of performance at which specified amounts shall be paid. The goal of the Annual Incentive Performance Plan is to create a strong alignment between the profitability of BlackRock and compensation payable under the Annual Incentive Performance Plan.

  Long-term incentive awards

  . Long-term incentive awards are made under BlackRock's 1999 Stock Award and Incentive Plan and BlackRock's Amended and Restated Long-Term Deferred Compensation Plan (the "Deferred Plan"). Long-term incentives are designed to align the interests of employees with long-term stockholder interests through the ownership of BlackRock equity. This is accomplished through direct ownership of shares, ownership of shares pursuant to the Deferred Plan and through the award of stock options.

  Chief Executive Officer compensation

  With input from an independent compensation consultant, the board of directors discussed matters affecting Mr. Fink's compensation and compared it against a peer universe of investment management industry companies that compete in markets serviced by BlackRock, without Mr. Fink or other officers present. This independent compensation consultant annually conducts a survey and prepares a detailed report analyzing the business, financial and compensation practices in the investment management industry.

  Based on the results of the independent compensation consultant's annual survey and reports regarding compensation for chief executive officers in the investment management industry, the board of directors authorized Mr. Fink's compensation package for 1999, which included both base salary and bonus components. In determining Mr. Fink's compensation, the board of directors considered Mr. Fink's performance during the year. The categories upon which his performance was evaluated included: the growth in earnings and profitability of the firm, the overall performance of the firm including the growth in assets under management, his leadership, decision-making skills, experience and knowledge; as well as the firm's strategic positioning for future performance and growth.

  The board of directors authorized a base salary in the amount of $500,000 and a bonus award under the Annual Incentive Performance Plan of $5,641,045 that was tied directly to the performance of the firm for 1999. Mr. Fink also received a one-time pay-out of $5,633,517 associated with the liquidation of BlackRock Asset Investors in accordance with various incentive arrangements and agreements with PNC and the fund. At the time of BlackRock's initial public offering, Mr. Fink was granted options to purchase 12,500 shares of class A common stock at a purchase price of $14.00 per share. These options will vest and become exercisable one-third ratably upon the end of the first, second and third anniversary dates of the initial public offering, which occurred on October 1, 1999.

  Tax policy

  . Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for compensation over $1 million paid to the Chief Executive Officer and any of the executive officers included in the compensation tables preceding this report, subject to certain exceptions.

  .  Pursuant to transitional rules set forth in the regulations under
     Section 162(m) of the Code, the $1 million deduction limit did not apply to the compensation paid to the Chief Executive Officer and any of the executive officers of BlackRock in 1999 and will not apply to the compensation paid to the Chief Executive Officer and any of the executive officers of BlackRock in 2000. Accordingly, all such compensation paid prior to such time will be deductible by BlackRock.

                                        MEMBERS OF THE BOARD OF DIRECTORS WHO
                                         DETERMINED 1999 EXECUTIVE COMPENSATION

                                        Laurence D. Fink
                                        Walter E. Gregg, Jr.
                                        Thomas H. O'Brien
                                        Helen P. Pudlin
                                        James E. Rohr
                                        Ralph L. Schlosstein

Compensation Committee Interlocks and Insider Participation

  Mr. Fink, the Chief Executive Officer of BlackRock, is a member of the Compensation Committee. He will not take part in any decisions pertaining to his compensation and will not take part in any decisions pertaining to the granting of stock options or restricted stock or the determination of bonuses for any executive officer.

  Mr. Nickell, a director of BlackRock and a member of the Compensation Committee, is the president and chief executive officer of a company which provides advisory services to a limited liability company created by BlackRock. He will take part in all meetings and discussions of the Compensation Committee, but will not take part in any decisions pertaining to the grant of stock options or restricted stock for any executive officer. See "Certain Relationships and Related Transactions--Transactions with Directors."

Employment Agreements

  BlackRock has entered into employment agreements and stock arrangements with the executive officers named in the Summary Compensation Table. The named executive officers are generally referred to as "executives." The employment agreements provide for compensation for each executive in the form of an annual base salary and an annual bonus in an amount determined by BlackRock and provide that BlackRock's management committee will manage the day-to-day operations of BlackRock. Generally, these agreements expire on December 31, 2002.

  The employment agreements provide that the employment of an executive will terminate upon the death or disability of the executive, and may be terminated by BlackRock for cause or good reason or by the executive by reason of a deficient opportunity (as defined in the employment agreements). If BlackRock terminates Mr. Fink's employment for good reason, any transferability restrictions on his shares will lapse under the stockholders agreement in addition to the other circumstances under which restrictions lapse as described under "Certain Relationships and Related Transactions--Stockholders Agreement." Other than Mr. Fink's employment agreement, the employment agreements provide that the determination as to whether an executive's termination of employment is for cause or good reason can only be made by BlackRock's chief executive officer and a majority of the members of its management committee, other than that executive. Mr. Fink's employment agreement provides that such a determination will be made by BlackRock's board of directors.

  The employment agreements also provide that, following a change in control of BlackRock (as defined in the employment agreements) or a change in control of PNC (as defined in the employment agreements), an executive will be entitled to a severance payment equal to either one or two times the sum of the executive's base salary and annual bonus for the immediately prior fiscal year upon the termination of the executive's employment by BlackRock without cause or good reason or by the executive by reason of a deficient opportunity, subject to the executive's compliance with the surviving provisions of the employment agreement. In the case of Messrs. Fink, Schlosstein and Kapito, the payment is equal to two times the sum of the executive's base salary and annual bonus for the immediately prior fiscal year, and in the case of Messrs. Audet and Connolly, the payment is equal to one times the sum of the executive's base salary and annual bonus for the immediately prior fiscal year. For Messrs. Audet and Connolly, a deficient opportunity only occurs following a change in control of BlackRock or a change in control of PNC.

  The employment agreements also provide, in the event that BlackRock's management committee ceases to manage the day-to-day operations of BlackRock without its consent, the restrictions on transfers of BlackRock shares described under "Certain Relationships and Related Transactions--Stockholders Agreement" will lapse on the earlier of (i) the date or dates such restrictions would otherwise have lapsed or (ii) the first anniversary of the date on which BlackRock's chief executive officer and its management committee ceased managing the day-to-day operations of BlackRock.

  The employment agreements also contain various restrictive covenants applicable to the executive during his or her employment and upon the termination of the executive's employment, including provisions relating to non-disparagement, non-solicitation of clients, non-hiring of employees and non-disclosure of confidential information and, for some executives, non-competition.

                         COMMON STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on BlackRock's class A common stock from October 1, 1999 (the date BlackRock became a public company) through December 31, 1999, with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the SNL Investment Advisor Index. The graph assumes the investment of $100 in the Company's class A common stock and in each of the two indices on October 1, 1999 and the reinvestment of all dividends. The initial public offering price of BlackRock's class A common stock was $14.00 per share.

                          [BlackRock, Inc. Line Chart]

                                    [GRAPH]

                        BlackRock,                              SNL Investment
Date                       Inc.               S&P 500            Adviser Index

10/01/99                 100.00               100.00               100.00
11/01/99                 104.42               105.63               113.23
12/01/99                 131.42               109.19               112.41
12/31/99                 121.68               114.87               116.78

                                                Period Ending
                                  -----------------------------------------
   Index                          10/01/99   11/01/99   12/01/99   12/31/99
   ------------------------------------------------------------------------
   BlackRock                       100.00     104.42     131.42     121.68
   S&P 500                         100.00     105.63     109.19     114.87
   SNL Investment Advisor Index    100.00     113.23     112.41     116.78

  THIS SECTION ENTITLED "COMMON STOCK PERFORMANCE GRAPH" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILINGS BY BLACKROCK UNDER THE SECURITIES ACT OR EXCHANGE ACT, AND SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED UNDER THE SECURITIES ACT OR EXCHANGE ACT.

                             INDEPENDENT AUDITORS

  At its meeting on February 25, 1999, the board of directors, upon the recommendation of its Audit Committee, appointed Ernst & Young LLP to serve as our independent auditors for 2000.

  Representatives of Ernst & Young LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

     REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
          NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

  Under our Bylaws, and as permitted by the rules of the SEC, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of BlackRock at 345 Park Avenue, New York, NY 10154. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2001 Annual Meeting:

  . not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of BlackRock's proxy materials for the immediately preceding annual meeting of stockholders; or

  . not later than 10 days following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever comes first, in the event that next year's annual meeting is not held within 30 days before or after the anniversary date of the immediately preceding annual meeting.

  Assuming that our 2001 Annual Meeting is held within 30 days preceding the anniversary of the 2000 Annual Meeting, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by November 28, 2000. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

  The nomination must contain the following information about the nominee:

  .  name;

  .  age;

  .  business and residence addresses;

  .  principal occupation or employment; and

  . the class and number of shares of common stock held by the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors.

  Notice of a proposed item of business must include:

  . a brief description of the substance of, and the reasons for, conducting such business at the annual meeting;

  .  the stockholder's name and address;

  . the class and number of shares of common stock held by the stockholder (with supporting documentation where appropriate);

  .  any material interest of the stockholder in such business; and

  . a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

  The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

  Whether or not you plan to attend the Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with PNC and its Subsidiaries

  PNC beneficially owns approximately 79.3% of the combined voting power and 70.4% of the shares of BlackRock's outstanding common stock.

  BlackRock provides risk management advisory services to PNC's corporate and line of business asset/liability management committees for which it received an annual fee of $5.0 million for 1999. BlackRock provides model portfolio and investment research services to PNC Advisors for which it received an annual fee of $4.4 million for 1999.

  BlackRock acts as the investment adviser for certain commingled funds or separate accounts that are either sponsored by PNC affiliated entities or are PNC clients. In most instances, these advisory and administration services are provided in accordance with formal advisory agreements. BlackRock is generally compensated on the basis of fees calculated as a percentage of the market value of the assets under management. Investment advisory and administration fees associated with PNC affiliated entities other than BlackRock for 1999 amounted to $8.3 million.

  At December 31, 1999, clients of PNC affiliated entities maintained approximately $19.2 billion of investments in the BlackRock Funds, which represents approximately 70.3% of the assets in the BlackRock Funds. For the year ended December 31, 1999, BlackRock earned approximately $100.1 million in investment advisory and administrative fees on PNC client investments in the BlackRock Funds. BlackRock pays fees to PNC affiliated entities associated with maintaining their client investments in the BlackRock Funds. BlackRock also pays co-administration fees to a PNC mutual fund servicing affiliate for administrative services provided to the Provident Institutional Funds. Costs for these services are based on a percentage of the market value of assets under management. Fund administration and servicing costs-affiliates for 1999 were $78.7 million .

  Pursuant to an administrative services agreement, PNC provides BlackRock with certain management and administrative services. The services include legal, audit, employee benefit, payroll and information services. As consideration for these services, BlackRock pays PNC a monthly fee based on actual usage of the services or on defined formulas which, in management's view, result in reasonable charges. Total expense for these services was $3.4 million for 1999.

  Pursuant to a master lease agreement with an affiliate of PNC dated July 1, 1999, BlackRock currently leases approximately 22,500 square feet of office space at 400 Bellevue Parkway, Wilmington, Delaware 19805 and 24,000 square feet of office space at 1600 Market Street, Philadelphia, Pennsylvania 19103. The lease has an initial term of 18 months and BlackRock has the right to renew the lease for two consecutive terms of two years each. The lease calls for annual lease payments of approximately $1.4 million. BlackRock believes that the price and other terms under the lease are at least as favorable as prices and terms being offered generally in the same marketplaces by unrelated parties for comparable space.

  Pursuant to an assignment and assumption agreement dated November 12, 1999, BlackRock Institutional Management Corporation, a subsidiary of BlackRock, agreed to assume all of the obligations of an affiliate of PNC to purchase, for a purchase price of $3.5 million, property located at 100 Bellevue Parkway, Wilmington, Delaware 19805.

  BlackRock has a $175 million revolving credit facility dated February 28, 1996, as amended, with PNC Bank, which bears interest at PNC Bank's prime rate and is not terminable by the bank except in the event of a default. As of January 1, 1999, there was $150 million outstanding under the $175 million revolving credit facility. BlackRock repaid $25 million on June 28, 1999 and, with the $115 million net proceeds of its initial public offering and $10 million in cash from its operations, repaid the $125 million outstanding balance. No amounts are presently due and outstanding under the $175 million revolving credit facility. In addition, at December 31, 1999, BlackRock had debt outstanding of $28.2 million on an unsecured note due February 28, 2000 with B.P. Partners, L.P. BP Partners, L.P. is a limited partnership comprised of former partners of BlackRock Financial Management L.P. who received notes as part of the purchase price for BFM. The unsecured note bore interest at a fixed rate of 7.5% and was unconditionally guaranteed by PNC. All amounts due under the unsecured note were repaid on February 28, 2000. Interest expense paid by BlackRock on the $175 million revolving credit facility and the unsecured note for the year ended December 31, 1999 was $10.9 million.

Tax Sharing Policy and Tax Disaffiliation Agreement with PNC

  Through the completion of its initial public offering, BlackRock participated in the PNC and PNC Asset Management, Inc. tax sharing policies. The PNC tax sharing policy provides, among other things, that the consolidated federal income tax liability for all 80% or more owned subsidiaries of PNC included in the PNC consolidated federal income tax return will generally be allocated to each subsidiary based on their separately calculated liability. Because BlackRock and its subsidiaries were not eligible to join PNC's consolidated federal income tax return after March 31, 1998, the provisions of such policy related to federal income taxes were not applicable to BlackRock for federal income tax periods beginning after that date. BlackRock has, however, participated in the PNC Asset Management, Inc. tax sharing policy, the provisions of which are generally identical to those of the PNC tax sharing policy, with respect to PNC Asset Management, Inc. consolidated federal income tax returns for taxable periods beginning after March 31, 1998. BlackRock was subject to the state and municipal provisions of the PNC tax sharing policy through the completion of the initial public offering. The PNC tax sharing policy generally provides that state and municipal income tax liabilities are determined as if each PNC subsidiary has filed a separate return. In the event that a state or municipality imposes income and/or franchise taxes on two or more individual PNC subsidiaries, on a consolidated, combined or unitary basis, the income tax liability is allocated to those subsidiaries whose business operations generated the liability.

  On October 6, 1999, PNC and BlackRock entered into a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") that sets forth each party's rights and obligations with respect to income tax payments and refunds for taxable periods before and after the completion of BlackRock's initial public offering and also addresses related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities.

  As described above, prior to the completion of BlackRock's initial public offering, BlackRock and its subsidiaries were included in consolidated, combined and unitary income and franchise tax returns with PNC and/or certain of its subsidiaries, including PNC Asset Management, Inc. Under the Tax Disaffiliation Agreement, PNC or PNC Asset Management, Inc. is responsible for preparing and filing all of such consolidated, combined and unitary income tax returns. In addition, BlackRock generally agrees to indemnify PNC and PNC Asset Management, Inc. for income taxes relating to the taxable period, or portion thereof, beginning before the completion of the initial public offering to the extent such income taxes are attributable to BlackRock. BlackRock's share of the income tax liability with respect to federal consolidated income tax returns including PNC and/or PNC Asset Management, Inc. generally is based upon the tax liability that would have been incurred by BlackRock and its subsidiaries if such group had filed its own federal consolidated income tax return and with respect to state or municipal combined or unitary income or franchise tax returns including PNC and/or certain of its subsidiaries is generally based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock's level of activity in such state or municipality. PNC and PNC Asset Management, Inc. agreed to indemnify BlackRock for all other income and franchise taxes relating to the taxable period, or portion thereof, ending on or before the completion of BlackRock's initial public offering. PNC and

PNC Asset Management, Inc. also have exclusive control over any audits or other proceedings involving claims made by taxing authorities with respect to such consolidated, combined or unitary tax returns, notwithstanding that such audits or proceedings may result in a liability to BlackRock under the Tax Disaffiliation Agreement. PNC is obligated to consult with BlackRock and take the best interests of all parties into account in the conduct of such audits or proceedings.

  Upon completion of the initial public offering, BlackRock began filing its own separate consolidated federal income tax return for taxable periods beginning after the date of BlackRock's initial public offering. BlackRock will file separate state and municipal income and franchise tax returns or may be included in state and municipal income and franchise tax returns with one or more PNC subsidiaries on a combined or unitary basis. If BlackRock is included in a group's combined or unitary state or municipal income tax filing with other PNC subsidiaries, BlackRock's share of the group's liability will generally be based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock's level of activity in such state or municipality.

IPO Agreement with PNC

 General

  BlackRock has entered into an initial public offering agreement, dated September 30, 1999, with PNC and PNC Asset Management, Inc. (the "IPO Agreement") which governs the parties' respective rights and duties with respect to BlackRock's initial public offering, and sets forth covenants BlackRock and PNC have agreed to for various periods following the initial public offering.

 Subsequent issuances of common stock and additional purchases of common stock by PNC

  The IPO Agreement provides that at any time following BlackRock's initial public offering until the date on which PNC or another person (a "PNC transferee") beneficially owns less than a majority of the voting power of BlackRock's capital stock (the "Trigger Date"), BlackRock will not, without PNC's prior written consent, issue any shares of capital stock or any rights, warrants or options to acquire its capital stock except pursuant to employee benefit plans approved by the board of directors of BlackRock. The IPO Agreement further provides that until the Trigger Date, if BlackRock issues capital stock, PNC will be entitled, but not required, to purchase from BlackRock a number of shares of capital stock when it is issued so that PNC would continue to maintain the same proportionate economic and voting rights after the issuance as it had before the issuance of capital stock. If BlackRock issues capital stock for cash, PNC must pay the same per share price to purchase additional shares. In all other cases, the price that PNC must pay to purchase the additional shares of capital stock shall be the fair value of the class of capital stock and, with respect to class A common stock and class B common stock, shall be equal to the average of the closing prices of the class A common stock reported on the NYSE for the ten trading days prior to the completion of the issuance giving rise to PNC's additional purchase right.

 Change in control of PNC or BlackRock

  The IPO Agreement provides that if there is a change in control of PNC or BlackRock (each as defined in the IPO Agreement) at any time following BlackRock's initial public offering until the Trigger Date, PNC or its successor must offer to purchase all of BlackRock's outstanding capital stock not held by PNC or its successor (i.e., stock held by public stockholders and employee stockholders) at a "fair value" if, within 12 months following the anniversary of the effective date of change in control of PNC or BlackRock, a committee consisting of all of BlackRock's independent directors immediately prior to such a change in control determines that the fundamental economics and prospects of BlackRock's business have been materially and adversely affected as a result of the change in control of PNC or BlackRock.

  The "fair value" of BlackRock's capital stock would be determined through good faith negotiation by a special committee of its board of directors and PNC or its successor. However, if BlackRock is unable to agree on a fair value, then the fair value would be determined by two nationally recognized investment banking or business appraisal firms-one selected by PNC or its successor and one selected by the special committee. If these two firms were unable to agree on the fair value of BlackRock's capital stock, they would jointly select a third nationally recognized investment banking or business appraisal firm that would resolve any disputes between the two original firms and conclusively determine the fair value of BlackRock's capital stock. Fair value of BlackRock's capital stock will be determined by reference to, among other factors, the trading value of BlackRock's class A common stock prior to the announcement of the change in control of PNC or BlackRock.

 Other BlackRock Covenants

  PNC continues to own a significant portion of BlackRock's outstanding voting stock. As a result, PNC will continue to include BlackRock as a "subsidiary" for various financial reporting, accounting and other purposes. Accordingly, BlackRock has agreed to certain covenants in the IPO Agreement relating to access to information, accounting policies and procedures, public disclosures and regulatory reporting, discriminatory actions against PNC and compliance with PNC agreements.

Registration Rights Agreement with PNC and Certain Employee Stockholders

  PNC and BlackRock employees who hold shares of class B common stock cannot freely sell such shares without registration under the Securities Act. Accordingly, BlackRock has entered into a Registration Rights Agreement, dated October 6, 1999, with PNC Asset Management, Inc. and BlackRock employee stockholders, to provide them with registration rights relating to shares of BlackRock class A common stock into which their shares of class B common stock are convertible.

Stockholders Agreement with PNC and Certain Employee Stockholders

  BlackRock, PNC Asset Management, Inc. and certain employees of BlackRock, or its affiliates, who hold shares of class B common stock, have entered into an amended and restated stockholders agreement (the "Stockholders Agreement").

  PNC and the employee stockholders have a voting arrangement regarding the election of directors which is described in "Item 1: Election of Directors-- Agreement on Certain Director Nominations."

  Under the terms of the Stockholders Agreement, one-third of the class B shares held by the employee stockholders may not be transferred, except for estate planning purposes, until December 31, 2000; one third until December 31, 2001; and one third until December 31, 2002 with respect to shares issued prior to September 1999; and one third on each of the third, fourth and fifth anniversary dates of their issuance with respect to shares issued in September 1999. If a holder of class B common stock attempts to transfer restricted shares of class B common stock in a transfer that is not permitted under, or would violate, the Stockholders Agreement, then that transfer will not be registered by BlackRock.

  The Stockholders Agreement provides that any restrictions on shares held by an employee stockholder or permitted transferee will immediately lapse upon the termination of the employee's employment by BlackRock without cause or good reason, or upon termination of the employee's employment by reason of a deficient opportunity (as defined in the employment agreements) or as a result of death or disability. Immediately following the termination of an employee stockholder's employment, all shares of unrestricted class B common stock then held by that employee will convert into shares of class A common stock.

  The Stockholders Agreement and related provisions of the employment agreements provide that upon a termination of an employee's employment by BlackRock for cause or, except for Mr. Fink, good reason or by the employee for any reason other than a deficient opportunity, death or disability, BlackRock must purchase all remaining restricted shares then held by the employee or valid transferee of the employee at the lower of:

  . the market value of the shares, which will be equal to the market value of shares of class A common stock; or

  .  the cost at which the shares were originally acquired by the employee.

  The Stockholders Agreement provides that any proposed transfer of class B common stock will be subject to a right of first refusal and, in certain circumstances, rights to participate in the proposed transfer by the other holders of class B common stock.

  The right of first refusal and rights to participate in the proposed transfer are not applicable to transfers of shares of class B common stock among PNC affiliates, to transfers of shares by an employee stockholder to the estate, personal representative or certain family members of employee stockholders, or to certain entities which hold an economic interest for the benefit of any such persons or to BlackRock and to the transfer of shares registered in accordance with the terms of the Registration Rights Agreement. Any PNC transferee will be bound by the Stockholders Agreement and have the rights and obligations of PNC under the Stockholders Agreement.

  If PNC or its affiliates or, following a change in control of PNC or BlackRock, any successor offers to purchase or purchases all outstanding shares of class A common stock or class B common stock or purchases sufficient shares of class A common stock to cause such stock to be delisted, it must also offer to purchase all outstanding shares of class B common stock or other capital stock held by employee stockholders at fair value, which, with respect to both class A common stock and class B common stock, shall be the highest price paid for class A common stock or class B common stock as applicable, and offer to cancel all BlackRock stock options held by each employee stockholder, if any, for a cash payment in an amount based upon the excess of the price offered to other stockholders over the exercise price of such stock options.

Transactions with Directors

  Frank T. Nickell, a director of BlackRock since December 1999, is the president and chief executive officer of Kelso & Company, a firm that manages private equity investment partnerships and private equity investments. Pursuant to an advisory agreement dated December 29, 1998, Kelso & Company, L.P. acts as an advisor to Magnetite Asset Investors LLC, a limited liability company created by BlackRock to pursue investment opportunities in the high yield market. Magnetite Asset Investors LLC paid to Kelso & Company, L.P. $4.0 million in earned fees in 1999.

  From time to time, certain directors may have investments in various BlackRock investment vehicles. In addition, certain of the companies or affiliates of the companies which employ the Independent Directors may have investments in various BlackRock investment vehicles.

                                 OTHER MATTERS

  The board of directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

                                          By Order of the Board of Directors,

                                          /s/Robert P. Connolly
                                          Robert P. Connolly
                                          Corporate Secretary

P R O X Y

                                BLACKROCK, INC.
                                     PROXY
                      SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoints Paul L. Audet, Robert P. Connolly and Ralph L. Schlosstein, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of BlackRock, Inc. held of record by the undersigned on March 15, 2000, at the 2000 Annual Meeting of Stockholders to be held on May 1, 2000, beginning at 10:00 a.m., local time, at The New York Palace Hotel, 455 Madison Avenue, New York, New York, or any adjournment or postponement.

If no other indication is made on the reverse side of this form, the proxies shall vote for Item 1 and in their discretion, upon such other business as may properly come before the meeting.


   (This card is continued on the reverse side.  Please sign on the reverse side and return promptly in the enclosed envelope.)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             FOLD AND DETACH HERE





                                BLACKROCK, INC.
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                              Monday, May 1, 2000
                            10:00 A.M., Local Time

                           THE NEW YORK PALACE HOTEL
                              455 MADISON AVENUE
                              NEW YORK, NEW YORK

                                                         Please mark your
                                                         votes as indicated  [X]
                                                         in this example

The Board of Directors recommends a vote "FOR" all nominees listed in Item 1.

1. Election of Directors.

     FOR all nominees
   listed to the right
    (except as marked
    to the contrary)
          [ ]

           WITHHOLD
          AUTHORITY
   to vote for all nominees
      listed to the right
             [ ]

Nominees: Laurence D. Fink, Thomas H. O'Brien, Frank T. Nickel

FOR all nominees, except vote withheld from the following nominees (if any):

------------------------------------------------------------------------------

SPECIAL ATTENTION:

Discontinue Annual Report
Mailing for this Account   [ ]

Change of Address [ ]

New Address: __________________________________________

_______________________________________________________

_______________________________________________________

Dated ___________________________________________, 2000

_______________________________________________________
(SIGNATURE OF STOCKHOLDER)

_______________________________________________________
(SIGNATURE IF HELD JOINTLY)

IMPORTANT: PLEASE SIGN AS NAME APPEARS
HEREON. JOINT OWNERS SHOULD EACH SIGN.
IF ACTING AS ATTORNEY, EXECUTOR,
TRUSTEE, OR IN OTHER REPRESENTATIVE
CAPACITY, PLEASE SIGN NAME AND TITLE.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE